Exhibit 4.1

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (this “Supplemental Indenture”) is dated as of November 29, 2016, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of August 15, 2014 (the “Indenture”), by and between the Company and the Trustee, pursuant to which the Company issued its 2.00% Convertible Senior Notes due 2019 (the “Securities”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended and in effect on the date hereof, the “Merger Agreement”), by and among the Company, QLT Inc., a British Columbia corporation (“QLT”), and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of QLT (“MergerCo”), MergerCo is to merge with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of QLT (the “Merger”) (the time at which the Merger is effective, the “Effective Time”);

WHEREAS, upon the Effective Time, it is anticipated that the name of QLT will be changed to “Novelion Therapeutics Inc.” (“Novelion”);

WHEREAS, pursuant to the Merger Agreement, each share of Company common stock will be converted into the right to receive 1.0256 common shares of Novelion, without par value;

WHEREAS, the Merger constitutes a Merger Event, as defined in Section 4.07(a) of the Indenture;

WHEREAS, the Merger does not constitute a Fundamental Change, as defined in Section 1.01 of the Indenture;

WHEREAS, Section 4.07(a) of the Indenture provides that in connection with a Merger Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(f) (as well as Section 10.01(g)) of the Indenture providing for the change in the right to convert each $1,000 principal amount of Securities into the kind and amount of shares of stock that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, the Company desires that the Trustee join with it in the execution and delivery of this Supplemental Indenture and, in accordance with Sections 4.07, 10.01, 10.06, 11.02 and 11.04 of the Indenture, has delivered an Officers’ Certificate, an Opinion of Counsel and a certified copy of the resolutions of the Board of Directors of the Company to the Trustee in connection therewith and the Trustee shall be fully protected in reliance thereon; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed by the Company.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

Definitions

Section 1.01. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01. Common Stock. The definition of “Common Stock” in the Indenture is hereby amended and restated in its entirety as follows:

“Common Stock” means the common shares of Novelion, without par value, subject to Section 4.07.

Section 2.02. Daily VWAP. The definition of “Daily VWAP” in the Indenture is hereby amended and restated in its entirety as follows:

“Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NVLN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Section 2.03. Conversion of Securities. In accordance with Section 4.07 of the Indenture, from and after the Effective Time, subject to any increase in the Conversion Rate pursuant to, and in accordance with, Sections 4.04 and 4.05 of the Indenture, each $1,000 principal amount of Securities shall be convertible solely into 1.0256 common shares of Novelion, without par value, multiplied by the Conversion Rate (the “Reference Property”), which is the amount of shares that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger Event would have owned or been entitled to receive upon such Merger Event; provided, however, that (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Securities in accordance with Section 4.02 of the Indenture and (B)(I) any amount payable in cash upon conversion of the Securities in accordance with Section 4.02 of the Indenture shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Securities in accordance with Section 4.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property. The other provisions for settlement upon conversion set forth in Section 4.02 of the Indenture and the conditions specified in Section 4.01 of the Indenture shall continue to apply mutatis mutandis to the Holders’ right to convert the Securities into the Reference Property, and any reference in the Indenture to Holders’ right to convert the Securities into shares of Common Stock shall be deemed to be a reference to Holders’ right to convert the Securities into the Reference Property as set forth in this Supplemental Indenture.

ARTICLE 3

Miscellaneous Provisions

Section 3.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon the Effective Time. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. The Trustee. The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this Supplemental Indenture, but may accept as conclusive evidence of the correctness hereof, and shall be fully protected in relying upon, the Officers’ Certificate and Opinion of Counsel with respect hereto delivered to the Trustee in connection with the execution hereof. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, disclaimers, immunities, indemnity, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 3.04. Separability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Governing Law; Jurisdiction; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Securities and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Supplemental Indenture may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Securities have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Supplemental Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.06. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 3.07. Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gregory D. Perry
Name: Gregory D. Perry
Title: Chief Financial and
Administrative Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President